For Immediate Release                                 Contact: Helen Marsteller

                  717-845-1098

      Glatfelter Earns $682 thousand, or $.02 per share, from Continuing Operations in Second Quarter 2003

YORK, PA, JULY 23, 2003: Glatfelter (NYSE: GLT) today reported earnings from continuing operations for the second quarter of 2003 of $682 thousand or $0.02 per fully diluted share, compared to $7.6 million and $0.17, respectively, for the comparable quarter in 2002. The decline in earnings was primarily due to lower non-cash pension income, lower sales volumes and higher costs of products sold. In addition, during the second quarter of 2003, Glatfelter recognized a loss from discontinued operations of $413 thousand, after tax, primarily related to the write-down of a non-strategic subsidiary in France. Including the loss from discontinued operations, net income for the second quarter of 2003 was $269 thousand, or $0.01 per diluted share.

"Our second quarter operating results reflect a very difficult global economic climate," said George H. Glatfelter II, Chairman and Chief Executive Officer. "Although our highly specialized Long Fiber & Overlay and Engineered Products business units continued to perform relatively well, our Printing & Converting business unit faced significant challenges during the quarter. Demand for this business unit's products was soft and pricing pressures remained. In addition, there is an increasing willingness by some customers to experiment with lower-cost, lower-quality alternatives, particularly in the book publishing market. We expect the remainder of the year to be a challenge for our Printing & Converting business unit."

"Our management team remains committed to maximizing product profitability, reducing costs, and improving the Company's earnings and cash flow," Mr. Glatfelter added. "In this challenging environment we are clearly focused on maintaining our financial discipline. In this regard, management is considering all appropriate actions necessary to further strengthen the Company's financial position, including re-evaluating its dividend policy."

Net sales totaled $129.6 million for the second quarter of 2003 compared to $136.7 million for the year-earlier quarter, a decrease of $7.1 million, or 5.2%. The decline was primarily attributable to weaker demand together with price competition in the Printing & Converting business unit. The Company's Engineered Products business unit experienced solid sales growth in the quarter-to-quarter comparison. The Long-Fiber & Overlay business unit also experienced a quarter-to-quarter increase in net sales; however, this increase was primarily due to the impact of a weaker U.S. dollar on translated results of international operations.

GLATFELTER EARNS $682 THOUSAND, OR $.02 PER SHARE, FROM CONTINUING OPERATIONS IN SECOND QUARTER 2003


Gross profit for the second quarter of 2003 totaled $18.3 million compared to $28.8 million in the comparable quarter of 2002. The decrease in gross profit reflects the impact of higher pulp, wastepaper, and energy prices and lower non-cash pension income, which was partially offset by the favorable effect of a weaker U.S. dollar. Gross profit includes net non-cash pension income resulting from the overfunded status of the Company's defined benefit pension plans. Non-cash pension income reduced costs of products sold by $3.6 million in the second quarter of 2003 and by $6.9 million in the second quarter of 2002.

During the second quarters of 2003 and 2002, the Company completed its annually scheduled maintenance shutdown of its Spring Grove, PA mill. In addition, due to soft demand, the Company took market-related downtime at the Spring Grove, Neenah, WI and Gernsbach, Germany mills. Further, in the second quarter of 2003 the Company commenced the scheduled shutdown and rebuild of a long-fiber & overlay paper machine in Gernsbach. Shutdowns result in reduced production leading to unfavorable manufacturing variances that negatively affect costs of products sold.

Selling, general and administrative ("SG&A") expenses in the second quarter of 2003 totaled $14.7 million compared with $14.3 million in the year-earlier quarter. The increase was primarily due to the unfavorable effect of a weaker U.S. dollar on translated results of international operations and a reduced amount of non-cash pension income. Net non-cash pension income reduced reported SG&A expenses $0.5 million in the second quarter of 2003 and $1.4 million in the second quarter of 2002.

For the first six months of 2003, earnings from continuing operations totaled $27.4 million or $0.63 per fully diluted share, compared to $18.7 million and $0.43, respectively, for the comparable period in 2002. The results for the first six months benefited from an after-tax gain of $20.0 million, or $0.46 per share, on the sale of timberlands during the first quarter of 2003. Net sales totaled $271.9 million for the six months ended June 30, 2003, compared to $268.0 million for the year-earlier period, an increase of $3.9 million. Gross profit for first half of 2003 totaled $48.6 million compared to $63.2 million in the comparable period of 2002 and SG&A expenses totaled $29.8 million compared with $28.6 million.

Headquartered in York, Pennsylvania, Glatfelter is a global manufacturer of specialty papers and engineered products. U.S. operations include facilities in Spring Grove, PA and Neenah, WI. International operations include facilities in Germany, France and the Philippines. Glatfelter's common stock is traded on the New York Stock Exchange under the ticker symbol GLT.

                                    - more -

Any statements set forth in this press release with regard to the Company's expectations as to industry conditions, demand for or pricing of its products, its profit improvements and cost reductions, its projected financial results or cash flow, and other aspects of its business may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company makes such statements based on assumptions that it believes to be reasonable, there can be no assurance that actual results will not differ materially from the Company's expectations. Factors that could cause or contribute to actual results differing materially from such forward-looking statements are discussed in the Company's Securities and Exchange Commission filings.

As previously announced, Glatfelter will hold a conference call today at 12:00 PM EST to discuss its second quarter results. The conference call may be accessed via the Company's web site at http://www.glatfelter.com or by calling 1-973-935-8506 at 11:55 a.m. eastern time on July 23, 2003. A taped replay of the conference call will be available within two hours of the conclusion of the call from Wednesday, July 23, until Friday, August 1, 2003. The number to call for the taped replay is 1-877-519-4471 and the conference PIN is 4047427.

                                   GLATFELTER

                               YORK, PENNSYLVANIA

                  SUMMARIZED CONSOLIDATED FINANCIAL INFORMATION

                                                                        THREE MONTHS ENDED                 SIX MONTHS ENDED
                                                                              JUNE 30                          JUNE 30
        In thousands, except per share data                              2003             2002            2003             2002
-----------------------------------------------------------           ---------        ---------        ---------        ---------
Net sales                                                            $ 129,620        $ 136,693        $ 271,906        $ 267,981
Energy sales - net                                                       2,775            2,533            5,052            4,699
                                                                     ---------        ---------        ---------        ---------
     Total revenues                                                    132,395          139,226          276,958          272,680
Cost of products sold                                                  114,126          110,430          228,382          209,529
                                                                     ---------        ---------        ---------        ---------
     Gross profit                                                       18,269           28,796           48,576           63,151
Operating expenses

     Selling, general and administrative expenses                       14,737           14,273           29,771           28,627
     Loss (gain) on sale of plant, equipment and timberlands, net         (854)            (476)         (31,401)          (1,044)
                                                                     ---------        ---------        ---------        ---------
        Total operating expenses                                        13,883           13,797           (1,630)          27,583
                                                                     ---------        ---------        ---------        ---------
          Operating income                                               4,386           14,999           50,206           35,568
Other nonoperating income (expense)
     Interest expense on debt                                           (3,655)          (3,954)          (7,054)          (7,688)
     Interest income on investments and other - net                        500              820              687            1,062
     Other - net                                                          (153)             (25)          (1,043)              (3)
                                                                     ---------        ---------        ---------        ---------
        Total other income (expense)                                    (3,308)          (3,159)          (7,410)          (6,629)
                                                                     ---------        ---------        ---------        ---------
          Income from continuing operations before income taxes          1,078           11,840           42,796           28,939
             Income tax provision                                          396            4,262           15,425           10,240
                                                                     ---------        ---------        ---------        ---------
                  Income from continuing operations                        682            7,578           27,371           18,699
     Discontinued operations

             Income (loss) from discontinued operations                   (648)              (3)            (513)               1
             Income tax benefits                                           235                1              188             --
                                                                     ---------        ---------        ---------        ---------
                  Loss from discontinued operations                       (413)              (2)            (325)               1
                                                                     ---------        ---------        ---------        ---------
         Net income                                                  $     269        $   7,576        $  27,046        $  18,700
                                                                     =========        =========        =========        =========
EARNINGS PER SHARE
   Basic and diluted
   Earnings from continuing operations                               $    0.02        $    0.17        $    0.63        $    0.43
     Loss from discontinued operations                                   (0.01)                            (0.01)            --
                                                                     ---------        ---------        ---------        ---------
  Net income                                                         $    0.01        $    0.17        $    0.62        $    0.43
                                                                     =========        =========        =========        =========
   Weighted average shares outstanding
     Basic                                                              43,717           43,406           43,699           43,180
     Diluted                                                            43,749           44,049           43,729           43,794
                                                                     ---------        ---------        ---------        ---------


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